NEWS RELEASE

Further Information Contacts:
AT OLD REPUBLIC:
A. C. Zucaro: Chairman & CEO
(312) 346-8100

OLD REPUBLIC ANNOUNCES THIRD QUARTER SPECIAL CHARGES

CHICAGO – October 17, 2017 – Old Republic International Corporation (NYSE: ORI) today announced that it will include pretax operating charges aggregating $150.0 million (or $97.5 million after tax and $0.33 per diluted share) in its consolidated financial statements for the three and nine months ended September 30, 2017. These charges stem from: (a) estimated General Insurance claim provisions ($20.0 million) associated with a current evaluation of exposures from hurricanes Harvey and Irma, and (b) additional claim and related expense provisions ($130.0 million) applicable to the final settlements and probable dispositions of all known litigated and other claim costs incurred by the Company’s run-off Financial Indemnity business during the Great Recession years and their aftermath.

Any additional information related to these charges will be addressed as may be necessary in Old Republic’s nine months’ earnings announcement scheduled for October 26, 2017.

About Old Republic

Chicago-based Old Republic International Corporation is one of the nation's 50 largest publicly held insurance organizations. Its most recent financial statements reflect consolidated assets of approximately $19.35 billion and common shareholders' equity of $4.66 billion, or $17.85 per share. Its current stock market valuation is approximately $5.17 billion, or $19.60 per share.

The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. A long-term interest in mortgage guaranty and consumer credit indemnity lines has devolved to a run-off operating mode in recent years.

For the latest news releases and other corporate documents on Old Republic, please write to:

Investor Relations
Old Republic International Corporation
307 North Michigan Avenue • Chicago, IL 60601
312-346-8100
or visit us at www.oldrepublic.com